Exhibit 99.1
Noam Paransky, Chief Omni and Innovation Officer at Tapestry, Joins ThredUp’s Board

Retail and technology executive brings 25+ years of experience to ThredUp’s Board of Directors to enhance the secondhand shopping experience

June 25, 2024 (OAKLAND, Calif.) – ThredUp (NASDAQ: TDUP, LTSE: TDUP), one of the largest online resale platforms for apparel, shoes, and accessories, today announced that Noam Paransky has been appointed to the company’s Board of Directors. With more than 25 years of experience in digital retail innovation and omnichannel strategy, Paransky will advise ThredUp as the company transforms its business from a legacy resale marketplace to an AI-powered resale marketplace.

“In today’s rapidly evolving technological landscape, prioritizing digital innovation to enhance the customer experience is critical to ThredUp’s ability to transform the future of resale and further our mission to inspire the world to think secondhand first,” said James Reinhart, Cofounder and CEO of ThredUp. “Noam’s extensive experience in omnichannel strategy and innovation aligns with this focus, and his appointment comes at a pivotal time where we’re leveraging breakthroughs in technology to improve the shopping experience on ThredUp and redefine how people interact with secondhand apparel online.”

Paransky currently serves as the Chief Omni and Innovation Officer at Tapestry (NYSE: TPR), where he’s responsible for leading the company-wide digital innovation agenda and delivering an innovative omni-channel experience for all customer digital touchpoints. Prior to joining Tapestry, he served as the SVP of Digital at Gap, Inc. where he led the digital sales and engagement channels for all Gap, Inc. brands. Prior to Gap, Inc., Paransky spent nearly two decades as a retail, digital and marketing expert working directly with several retail and fashion brands.

"I'm delighted to be joining ThredUp's Board as they continue to revolutionize the resale industry and bring circularity to the forefront of fashion,” said Paranksy.

Paransky joins Patricia Nakache (Chair), Ian Friedman, Mandy Ginsberg, Tim Haley, Jack Lazar, Dan Nova, Coretha Rushing, and CEO James Reinhart on ThredUp’s Board of Directors. He holds a Bachelor’s Degree in Economics from Emory University.

About ThredUp
ThredUp is transforming resale with technology and a mission to inspire the world to think secondhand first. By making it easy to buy and sell secondhand, ThredUp has become one of the world's largest online resale platforms for apparel, shoes and accessories. Sellers love ThredUp because we make it easy to clean out their closets and unlock value for themselves or for the charity of their choice while doing good for the planet. Buyers love shopping value, premium and luxury brands all in one place, at up to 90% off estimated retail price. Our proprietary operating platform is the foundation for our managed marketplace and consists of distributed processing infrastructure, proprietary software and systems and data science expertise. With ThredUp’s Resale-as-a-Service, some of the world's leading brands and retailers are leveraging our platform to deliver customizable, scalable resale experiences to their customers. ThredUp has processed over 172 million unique secondhand items from 55,000 brands across 100 categories. By extending the life cycle of clothing, ThredUp is changing the way consumers shop and ushering in a more sustainable future for the fashion industry.

Contact
Laura Hogya
ThredUp
media@thredup.com